HORIZON

RECRUITMENT

SERVICES AGREEMENT

BETWEEN:

HORIZON RECRUITMENT (ALBERTA) INC.
Suite 840, 510 5th Street SW
Calgary, Alberta T2P 3S2
(hereinafter referred to as "**Horizon**")

AND

HEMP TECHNOLOGY INC.
Calgary, Alberta
Canada
(hereinafter referred to as the "**Company**")

WHEREAS:

(a) Horizon wishes to provide the Services (as defined below) to the Company; and

(b) The Company and Horizon wish to set forth their respective responsibilities and to provide for confidentiality of any information relating to this Agreement;

THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, Horizon and the Company agree with each other as follows:

1. Services

Horizon shall provide Finance, or Supply Chain consulting services to the Company subject to and in accordance with the terms and conditions set forth herein. The Services shall be performed by Michael Smillie (the "**Consultant**") or such other parties approved by the Company, which approval shall be at the sole discretion of the Company. Horizon is retained as an independent contractor and shall control the manner in which the Services are provided hereunder.

2. Term ~~June 19th~~

This Agreement shall constitute a periodic consultancy and Horizon shall commence the Services on June 17th, 2019 and shall terminate the Services on September 30th, 2019, unless terminated earlier pursuant to paragraph 10 or renewed by agreement between the parties. In the event of renewal, the provisions of this agreement shall govern unless otherwise amended in writing, signed by both parties.

3. Fees

The Company shall pay to Horizon the performance fee of **twelve-thousand ($12,000) dollars CDN per month. For June, the Company will be invoiced a performance fee of six-thousand ($6,000) dollars CDN**, for work performed by the Consultant in furtherance of the Services, excluding GST, if applicable.

4. Payment of Fees

Horizon shall submit invoices every two weeks to the Company for the number of hours worked by the Consultant in respect of the Services in the previous two weeks. The number of hours

billed by Horizon shall be supported by a timecard approved by an authorized representative of the Company. Invoices submitted by Horizon to the Company are presumed to be accurate and fully payable on the terms contained herein unless disputed by the Company within ten (10) business days of the Company's receipt of the invoice.
Payments in full for invoices shall be due within thirty (30) days from date of the invoice to:

Suite 680 – 1111 West Georgia Street
Vancouver, British Columbia
V6E 4G2

Invoices that are more than fifteen (15) days past due are subject to a late charge of Prime Rate + 2 percent (2%) per month on the amount of the past due balance. Late charges shall be calculated using the simple method, therefore interest will not be compounded on the past due balance. If the Company's account is past due and Horizon has notified the Company verbally or in writing of the past due balance, Horizon may, without advance notice, immediately cease providing any and all further Services without any liability whatsoever to Horizon for interruption of the Services.

5. **Expenses**
The Company shall directly reimburse the Consultant for any reasonable expenses actually and properly incurred by the Consultant in connection with performance of the Services, consistent with the expense policies and procedures of the Company.

6. **Removal and Replacement of Consultant**
If Horizon wishes to replace the Consultant, Horizon shall provide notice to the Company in writing at least two (2) weeks prior to making the replacement. The Company will have the right to approve the replacement consultant, which approval shall be at the sole discretion of the Company, acting reasonably.

If the Company wishes to replace the Consultant for cause, Horizon shall immediately comply with such request. The Company will have the right to approve the replacement consultant, which approval shall be at the sole discretion of the Company, acting reasonably.

If the Company wishes to replace the Consultant without cause, the Company shall provide notice to Horizon in writing and Horizon shall have at least 21 days to find a replacement consultant. The Company will have the right to approve the replacement consultant, which approval shall be at the sole discretion of the Company, acting reasonably.

7. **Termination**
This Agreement may be terminated:
   a) By the Company or Horizon on Fourteen (14) days notice; or
   b) In the event the Client terminates its contract for services with Horizon for any reason, Horizon reserves the right to terminate this Agreement immediately.

8. **Conversion of Contractors to Permanent Employees:**
Should the Corporation wish to convert an existing contractor to a permanent position, the permanent service fee of 20% of base salary will be reduced by 3% for each quarter billed and paid for that employee as a contractor. As an example, if a contractor has been employed for three quarters, the permanent placement fee would be reduced by 9%.

9. **Ownership of Intellectual Property**
Any and all designs, design concepts and improvements thereto which Horizon, its agents, employees, independent contractors, or other representative (including, but not limited to the Consultant) conceive as a direct result of his, her or its work for the Company, including all print copies, originals and demo copies, shall be the property of the Company and shall not be expressed in any form to any other part without the express written consent of the Company as the case may be.

10. **Confidential Information**
For the purposes of the Agreement "**Confidential Information**" shall include all information (whether or not reduced to writing), received or acquired by Horizon or any of its agents, employees, independent contractors, or other representatives (including, but not limited to the Consultant) during the term of this Agreement, or incidental to the property, business, undertakings, or affairs of the Company and the Company's proprietary application knowledge, with the exception of (a) information which is public or becomes public information through no action of Horizon, (b) information which is received from another entity lawfully in possession of the information and under no obligation to keep the information confidential, or (c) information which is required to be disclosed by applicable law or court order. Horizon shall, at all times, both during and after the term of this Agreement, take all reasonable steps to ensure that it and any of its agents, employees, independent contractors, or other representatives (including, but not limited to the Consultant) maintain in confidence and do not disclose or permit disclosure (via any action or inaction) of any Confidential Information to any entity or utilize any Confidential Information, except as may be required to perform the Services under this agreement.

11. **Return of Property**
Immediately upon completion of the Services provided for hereunder or termination of this Agreement, Horizon shall deliver to the Company all originals and copies of any documentation relating to said services and any other Confidential Information in its possession or control.

12. **Non-Competition**
During the term of this Agreement and for the twelve (12) month period immediately following the termination of this Agreement, the Company agrees not to employ or otherwise engage the Consultant without first obtaining the written consent of Horizon.

13. **Entire Agreement**
This Agreement, including the Schedules hereto, constitutes the entire Agreement between the parties hereto respecting the provision of Services by the Consultant to the Company. There are not and will not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instruments signed by all of the parties hereto.

14. **Independent Contractor**
Nothing in this Agreement creates or shall be deemed or construed to create a partnership, joint venture, agent/principle or employee/employer relationship between Horizon or its agents, employees, independent contractors, or other representatives (including, but not limited to the Consultant) and the Company.

15. **Severability**
If any covenant or provision contained in this Agreement is found to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this Agreement or any part thereof.

16. **Assignment**
Neither Horizon nor the Company may assign this Agreement or any right of the Consultant under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

17. **Governing Law.**
This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the parties hereto submit and attorn to the exclusive jurisdiction of the courts of Alberta.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 17th day of **June, 2019**

HEMP TECHNOLOGY INC.	**HORIZON RECRUITMENT (ALBERTA) INC.**
Per: ______________________	Per: ______________________
CHAD COSTA	**ALUN SPACKMAN**